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                                                                    EXHIBIT 10.8

                       RESEARCH AND DEVELOPMENT AGREEMENT

         This Research and Development Agreement ("Agreement"), effective as of March 10, 2000 ("Effective Date"), is between CytoGenix, Inc., a Nevada corporation ("CytoGenix"), and Argyll Scientific, L.L.C., a Texas limited liability company ("Argyll").

         WHEREAS, CytoGenix has developed and owns proprietary technology relating to a molecular biological cloning vector capable of being inserted into a biological cell and causing the replication of a specific single strand of DNA or ODNs (as defined below) ("CytoGenix Proprietary Technology");

         WHEREAS, Argyll has developed and owns proprietary technology relating to non-alcoholic mouthwash and a non-alcoholic delivery system for orally ingestable active ingredients (the "Argyll Proprietary Technology");

         WHEREAS, the parties are desirous of entering into a research and development program (the "Program") in which work will be done by CytoGenix with the objective of developing up to five (5) Commercial Formulations (as defined below) using a combination of the CytoGenix Proprietary Technology and the Argyll Proprietary Technology and, if such research and development results in the successful development of one or more Commercial Formulations, to enter into a joint venture to commercially exploit such Commercial Formulation(s).

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

                             ARTICLE I: DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         1.1 "Formulation" means a formulation, composition of matter, or ingredient or dosage form utilizing the CytoGenix Proprietary Technology and the Argyll Proprietary Technology and proprietary technology which may be obtained from third parties for the introduction of a molecular biological cloning vector into human blood cells for the purpose of preventing or correcting a genetic deficiency that causes a particular disease.

         1.2 "Commercial Formulation" means a Formulation that, when made in dosage form, is a commercially viable prescription drug product.

         1.3 Oligodeoxynucleotide ("ODN") means specific sequences of the nucleotides Adenine, Cytosine, Guanine, Thymine or Uracil.

         1.4 "Fair Market Value" means (a) as to any securities which are listed or admitted to trading on any national securities exchange on any trading day, the amount equal to (i) the last sale price of such securities, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such securities are then listed or admitted to

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trading, or (ii) if such securities are not then listed or admitted to trading on any national securities exchange but are reported through the automated quotation system of a registered securities association, the last trading price of such securities on such date, or if there shall have been no trading on such date, the average of the closing bid and asked prices of such securities on such date as shown by such automated quotation system, and (b) as to any other property on any date, the fair market value of such property on such date as determined in good faith by the parties, PROVIDED that if either party so requests in writing, the fair market value of such property shall be determined by an independent, recognized investment banking firm, an independent, nationally recognized accounting firm or an independent, recognized appraisal firm selected by the parties.

                             ARTICLE II: THE PROGRAM

         2.1 SCOPE. The Program shall consist of research and development conducted by CytoGenix, subject to the terms and conditions of this Agreement, with respect to the development and production of up to five (5) Commercial Formulations.

         2.2 DURATION. The Program shall remain in effect for a period from the Effective Date to the fifth anniversary of the Effective Date, (the "Initial Term"), subject to renewal for additional periods by agreement of the parties (each a "Renewal Term"), unless earlier terminated in accordance with the terms of this Agreement.

         2.3 FUNDING. CytoGenix will provide funds as it deems necessary to support the Program for its duration.

         2.4 MANAGEMENT OF RESEARCH. CytoGenix shall be responsible for the direct management and supervision of the research and development conducted in the Program.

         2.5 PARTIES TO MAKE TECHNOLOGY AVAILABLE. To the extent that they now or hereafter have the legal right to do so, CytoGenix and Argyll hereby agree that, for the duration of the Program, each will make available for purposes of the Program such technology (including proprietary technology) relating to Formulations as may be reasonably necessary to carry out the Program but for no other purpose.

         2.6 EARLY TERMINATION OF PROGRAM (a) Each party shall have the right to terminate the Program at any time during the first twelve months after the Effective Date upon ninety (90) days prior written notice to the other party. After such twelve-month period, each party shall have the right to terminate the Program in the event of a breach by the other party of a material obligation hereunder by delivering ninety (90) days' prior written notice to the other party, setting forth the cause and specifying the date of termination.

              (b) The Program may also be terminated by the parties in writing as provided in Section 3.2(a).

         2.7 EFFECT OF TERMINATION OF PROGRAM. The termination of the Program or the expiration of the Initial Term or any Renewal Term without renewal shall not terminate or otherwise affect the obligations of the parties under the other Articles of this Agreement; provided, that if no Determination of Success (as defined below) has been made on or before the expiration

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of the Evaluation Period (as defined below), the obligations of the parties under Article IV and Article V shall terminate.

                      ARTICLE III: REPORTING OTHER MATTERS

         3.1 RECORDS AND REPORTS. For the duration of the Program, CytoGenix will prepare and maintain records in accordance with its customary practices relating to the progress and status of the Program. Such records shall be made available at all reasonable times for inspection and review by Argyll and/or its designees. Upon request of Argyll and upon the expiration or termination of the Program, CytoGenix will prepare and deliver to Argyll within a reasonable time after such request or expiration or termination reports setting forth summaries of the status and progress of the Program.

         3.2  SUCCESS OF PROGRAM.

              (a) From time to time during the duration of the Program, at the request of either party, and within thirty (30) days after the first to occur of (i) the expiration of the Initial Term unless renewed, in which event the expiration of the last unrenewed Renewal Term, or (ii) termination of the Program under Section 2.1(a) (such thirty-day period, as it may be extended by agreement of the parties, the "Evaluation Period"), CytoGenix and Argyll shall determine in good faith whether the Program has resulted in any one or more Commercial Formulations. In the event that the parties determine at any time prior to the end of the Evaluation Period that the Program has resulted in one or more Commercial Formulations (a "Determination of Success"), they shall determine whether (i) to continue the Program to attempt to develop additional Commercial Formulations or to terminate the Program under Section 2.6(b); and/or
(ii) to use their good faith efforts to enter into the Joint Venture (defined below) as soon as practicable (the "Joint Venture Determination"); provided, however, that if one or more Determinations of Success has been made with respect to five (5) Commercial Formulations, the parties shall terminate the Program under Section 2.6(b) and the Joint Venture Determination will be deemed to have been made at the time of the Determination of Success with respect to the fifth Commercial Formulation; and provided further, that if at least one Determination of Success has been made prior to the end of the Evaluation Period and no Joint Venture Determination has been made by the parties, the Joint Venture Determination will be deemed to have been made at the end of the Evaluation Period and the parties may terminate the Program at such time under
Section 2.6(b).

              (b) If the parties do not make a Determination of Success on or before the expiration of the Evaluation Period, or if for any reason the parties fail to enter into a Joint Venture not later than sixty (60) days after the Joint Venture Determination has been made or deemed made (such sixty-day period, as it may be extended by agreement of the parties, the "Formation Period"); then

                   (i) neither party shall have any further rights or obligations pursuant to Articles IV and V hereof; and

                   (ii) all other provisions of this Agreement shall remain in full force and effect.


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         3.3  RIGHTS AND OBLIGATIONS AT CLOSE OF THE PROGRAM. At such time as the Program comes to any end, whether by expiration or as a result of early termination by CytoGenix or Argyll:

              (a) neither party shall have any further obligations to make technology available pursuant to Section 2.5;

              (b) with respect to technology that either party has previously made available for purposes of the Program pursuant to Section 2.5, neither party shall have any license or right to use any patent rights or other proprietary technology of the other, and each party's rights to use or disclose Confidential Information of the other party shall be governed by the provisions of Article VI; and

              (c) except as provided in Section 3.4, neither party may use any information in its possession that was generated in the course of the Program.

         3.4 INVENTIONS. With respect to any inventions, discoveries, formulations, processes or procedures, trade secrets, or other technical information or know-how (hereinafter collectively, "Inventions") conceived or reduced to practice as a result of or otherwise in the course of the efforts expended by CytoGenix and/or Argyll during the course of or as a consequence of the Program:

              (a) all such Inventions as they relate or arise from Formulations or to both the CytoGenix Proprietary Technology and the Argyll Proprietary Technology shall be owned jointly by the parties and the parties will cooperate with each other with respect to the filing of patent applications directed to such jointly owned Inventions and the enforcement of patent rights with respect to jointly owned Inventions;

              (b) all such Inventions as they relate to or arise from the CytoGenix Proprietary Technology but not to Formulations or any of the Argyll Proprietary Technology shall be owned by CytoGenix; and

              (c) all such Inventions as they relate to or arise from the Argyll Proprietary Technology but not to Formulations or any of the CytoGenix Proprietary Technology shall be owned by Argyll.

                            ARTICLE IV: JOINT VENTURE

         4.1 FORMATION. During the Formation Period, the parties shall negotiate in good faith to form a jointly owned business entity (the "Joint Venture") to commercially exploit Commercial Formulation(s).

         4.2 AGREEMENT. The rights and obligations of the parties in and to the Joint Venture will be set forth in one or more agreements acceptable to the parties (the "Joint Venture Agreement") which the parties will execute and deliver. It is agreed that the parties will seek to ensure that any Joint Venture Agreement will incorporate and implement the following general principles:


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              (a)  The business of the Joint Venture will be the commercial exploitation of not more than five (5) Commercial Formulations through manufacture and/or sale of products, sublicensing, or otherwise and all activities related thereto;

              (b) CytoGenix will license to the Joint Venture the CytoGenix Proprietary Technology for use in such Commercial Formulation(s) pursuant to a License Agreement substantially in the form attached hereto as Exhibit A and incorporated herein by reference (the "CytoGenix License");

              (c) Argyll will license to the Joint Venture the Argyll Proprietary Technology for use in such Commercial Formulation(s) and the mark "ZEFFR" pursuant to a Patent and Trademark License Agreement substantially in the form attached hereto as Exhibit B and incorporated herein by reference (the "Argyll License");

              (d) The parties shall license to the Joint Venture any Invention which is jointly owned by them as provided in Section 3.4 and which is required for the production of Commercial Formulations, such license to be in such form as is reasonably approved by the parties (the "Joint License");

              (e) Initially, each of the parties will own a 50% interest in the Joint Venture, provided, that the parties recognize that their equity interests in the Joint Venture may be diluted on a pro-rata basis if the Joint Venture obtains third party financing;

              (f) Decision making for Joint Venture matters will be by a Joint Venture management committee or board of directors (the "Governing Board"), on which the representation and voting power will reflect the equity interests of the Joint Venture equity owners;

              (g) The Joint Venture will have the authority to produce and sell Commercial Formulations in dosage form or otherwise or sublicense to others the right to make, use and sell Commercial Formulations, all on terms approved by the Governing Board, subject to the terms of the CytoGenix License, the Argyll License and any Joint License;

              (h) All Commercial Formulations sold by the Joint Venture or any such sublicensee in any form shall comply with the Argyll License with respect to the use of the trademark "ZEFFR"; and

              (i) The Joint Venture shall be responsible for the payment of all royalties due to the under the CytoGenix License, the Argyll License and any Joint License; provided that CytoGenix shall be obligated to contribute to the Joint Venture the CytoGenix Shares required to be delivered to Argyll pursuant to the Argyll License.

         4.3 INVENTIONS OF JOINT VENTURE. Unless otherwise agreed by the parties or as necessary to obtain third party financing, any Inventions conceived or reduced to practice in the course of work by or for the Joint Venture shall be owned, and the parties shall have rights therein, as provided in Section 3.4; provided that any such Invention jointly owned by the parties pursuant to Section 3.4 shall be subject to the Joint License.


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                         ARTICLE V: DELIVERIES TO ARGYLL

         5.1 CERTAIN DELIVERIES TO ARGYLL. (a) Contemporaneously with the execution and delivery hereof, CytoGenix has delivered to Argyll the following:

                   (i)   $25,000 in cash, and

                   (ii) Sixteen thousand, six hundred sixty-seven (16,667) shares of common stock, par value $0.001 per share, of CytoGenix (the "CytoGenix Shares") with a Fair Market Value as of the Effective Date of $50,000; and

              (b) Within ten (10) business days after [March 31, 2001] and each June 30, September 30, December 31 and March 31 thereafter until the first to occur of (i) the expiration of the Evaluation Period if no Joint Venture Determination has been made or deemed made; (ii) the expiration of the Formation Period, if a Joint Venture Determination has been made or deemed made and the Joint Venture has not been formed, or (iii) the due date of the first payment of minimum royalty by the Joint Venture to Argyll pursuant to the Argyll License, CytoGenix shall deliver to Argyll, at the option of CytoGenix, either the cash amount of $25,000 or that number of CytoGenix Shares having a Fair Market Value on such March 31, June 30, September 30 or December 31 (or, if the New York Stock Exchange is not open for trading on such day, the immediately succeeding day on which the New York Stock Exchange is open for trading) of $25,000.

         5.2 STOCK RIGHTS AGREEMENT. Contemporaneously herewith, CytoGenix and Argyll are entering into a Stock Rights Agreement relating to CytoGenix Shares delivered by CytoGenix pursuant to this Agreement or the Argyll License.

                           ARTICLE VI: CONFIDENTIALITY

         6.1  CONFIDENTIAL INFORMATION. Except as otherwise provided in this
Section 6.1, the CytoGenix License, if effected, the Argyll License, if effected or the Joint License, if effected, for the duration of the Program and for a period of ten (10) years thereafter, each party (a "Receiving Party") shall, and shall cause its Representatives to, retain in confidence, not to disclose and to use only for purposes of the Program any information and data supplied by the other party (the "Disclosing Party") or on behalf of the Disclosing Party to the Receiving Party or any of its Representatives under this Agreement, including, without limitation, any information obtained directly or indirectly from the Disclosing Party in the course of communications and contacts related to this Agreement, whether obtained or derived incidentally, such as by visits to plants or office locations or from discussions about peripheral technologies or business information. The term "Representative" means any consultant, employee, outside contractor, investigator, agent or representative.

         For purposes of this Section 6.1, all such information and data which the Receiving Party is obligated to retain in confidence shall be called "Confidential Information." At the Disclosing Party's request, the Receiving Party shall, and shall cause its Representatives to, promptly return to the Disclosing Party (if not already properly destroyed by the Receiving Party to the satisfaction of the Disclosing Party), all Confidential Information and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Receiving Party shall be permitted to disclose Confidential Information (a) to such of its Representatives as need to know such


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Confidential Information in connection with the Program, each of whom shall be informed by the Receiving Party of the confidential nature of the Confidential Information (each of such Representatives shall, prior to disclosure, agree to be bound by this Agreement); (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process or requested by any regulatory authority (provided that the Receiving Party shall give the Disclosing Party prior notice of the disclosure unless such notice is prohibited by law, subpoena or similar legal process); provided the Receiving Party will use its best efforts to obtain confidential treatment of the Confidential Information; (c) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Agreement, or (ii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party and (iii) to the extent the Disclosing Party shall have consented to such disclosure in writing. Specific information shall not be deemed to fall within any of the exceptions enumerated in clause
(c) above merely because such information is embraced by more general information in the public domain.

         6.2 PROGRAM DATA. All information relating to Inventions, Formulations and Commercial Formulations, including information included in Program reports and technical data generated in the course of the Program shall be "Confidential Information" subject to the obligations of Section 6.1; provided that any party may release or disclose, use or otherwise deal in and with Inventions owned solely by it as described in Section 3.4 and any Confidential Information related solely thereto.

                           ARTICLE VII: MISCELLANEOUS

         7.1 ASSIGNMENT: BENEFIT AND BINDING. This Agreement shall be binding upon, and inure to the benefit of, CytoGenix and Argyll and their respective successors and permitted assigns; provided, that except to a successor of substantially its entire business to which this Agreement relates, neither party hereto may assign its rights and obligations under this Agreement without the prior written consent of the other party.

         7.2 EXPORT CONTROLS. It is understood that CytoGenix, Argyll and the Joint Venture are (or will be) subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities outside the United States may be prohibited, and even if permitted may require a license from the cognizant agency of the United States Government and/or written assurances by CytoGenix, Argyll or the Joint Venture that CytoGenix, Argyll or the Joint Venture shall not export data or commodities to certain foreign countries without prior approval of such agency. Neither CytoGenix, nor Argyll, nor the Joint Venture represent that a license shall not be required or that, if required, it shall be issued.

         7.3 NOTICES. Any notice or communication given pursuant to this Agreement by either party to the other shall be in writing and delivered or mailed by registered or certified mail, postage prepaid (mailed notices shall be deemed given when duly mailed), as follows:

         If to Argyll:


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                           Mark E. Wilson
                           Managing Director
                           Argyll Scientific, L.L.C..
                           4123 Drummond Ste 100
                           Houston, TX  77025-2311
                           (713) 621-0381
             Facsimile:    (713) 621-3305

         If to CytoGenix:

                           Malcolm Skolnick, PhD, JD, [With a copy to:
                           Dell Gibson, Chairman]
                           President & CEO
                           CytoGenix, Inc.
                           9881 S. Wilcrest
                           Houston, TX  77099
                           (281) 988-6118
             Facsimile:    (281) 988-6727

Either party may change its address for purposes of this Section by written notice to the other party.

         7.4 APPLICABLE LAW; ENTIRE AGREEMENT; HEADINGS. This Agreement shall be construed in accordance with the laws of Texas. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and the other agreements, certificates, instruments and documents provided for or contemplated by this Agreement contain the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

CYTOGENIX, INC.                        ARGYLL SCIENTIFIC, L.L.C.



Name:   /s/ Malcolm Skolnick           Name: /s/ Mark E. Wilson
     ----------------------------           -----------------------------
        Malcolm Skolnick                      Mark E. Wilson
Title:  President & CEO                Title: Managing Director



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